Exhibit 10.7

MANAGEMENT AGREEMENT

AGREEMENT made as of the 31st day of March, 2008 among CITIGROUP MANAGED FUTURES LLC, a Delaware limited liability company (“CMF” or the “General Partner”), CITIGROUP EMERGING CTA PORTFOLIO L.P., a New York limited partnership (the “Partnership”) and CANTAB CAPITAL PARTNERS LLP, a United Kingdom limited liability partnership (the “Advisor”).

WITNESSETH :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation; and

WHEREAS, the Limited Partnership Agreement establishing the Partnership (the “Limited Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership, which advisors may or may not have any prior experience managing client funds; and

WHEREAS, the Advisor is authorized and regulated in the United Kingdom by the Financial Services Authority (“FSA”) (and is therefore subject to the rules of the FSA (the “FSA Rules”)) and is exempt from registration as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”); and

WHEREAS, for the purposes of the FSA Rules, the Advisor has classified each of CMF and the Partnership as a “Professional Client” (as defined in the FSA Rules); and

WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of the National Futures Association (“NFA”); and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity trading activities during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it by the General Partner in commodity interests, including commodity futures contracts, options, forward contracts and other derivative instruments. All such trading on behalf of the Partnership shall be in accordance with the trading policies set forth in the Partnership’s Private Placement Memorandum dated March 2006, as supplemented (the “Memorandum”), as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change, and pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets.

CMF has initially selected the Advisor’s 20% Volatility Program (the “Program”), as described in the Prospectus of CCP Quantitative Fund dated March 1st 2008 (the “CCP Prospectus”), a copy of which has been provided to CMF, to manage the Partnership’s assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in the Memorandum without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.

(b) CMF acknowledges receipt of the description of the Program in the CCP Prospectus. All trades made by the Advisor for the account of the Partnership shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. All such instructions from CMF concerning brokers shall be deemed to be specific instructions for the purposes of the Advisor’s obligations in relation to best execution under FSA Rules. However, the Advisor, with the prior written permission (by either original or fax copy) of CMF, may direct any and all trades in foreign exchange, commodity futures and options to a foreign exchange broker, futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (by either original or fax copy). For any trade where the Advisor has received no specific instructions from CMF, the Advisor shall arrange for the execution of such trade in accordance with its best execution policy, a summary of which is included in Appendix A. CMF and the Partnership each consent to the Advisor’s best execution policy, on the basis of the summary in Appendix A. Each of the Partnership and CMF gives its prior express consent to the Advisor executing orders outside a “regulated market” or a “multilateral trading facility” (as those terms are defined in the FSA Rules). The Advisor will provide an update of the information disclosed about its best execution policy where there is a change to the information already provided to the Partnership or CMF that may adversely affect the Partnership or CMF and is relevant to a service being provided to the Partnership or CMF.

(c) The initial allocation of the Partnership’s assets to the Advisor will be traded by the Advisor in accordance with the Program. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would cause the description of the trading strategy or methods described in the CCP Prospectus to be materially inaccurate. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. CMF, however, acknowledges that there may be instances whereby various matters relating to the Advisor or accounts managed by the Advisor are subject to confidentiality provisions or fiduciary or other regulatory duties that would prevent disclosure. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency or not required as trading positions) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), partner(s), directors, officers and employees, their trading performance and general trading methods, its client accounts (but not the identities of or identifying information with respect to its clients) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by Federal or State law or NFA rule or order. CMF acknowledges that the Advisor intends to only manage accounts for qualified eligible persons and will manage the account in accordance with CFTC Rule 4.7(c). Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by Federal or State law or NFA rule or order. The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.

(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two days’ prior notice to the Advisor of any reallocations or liquidations.

(g) The Advisor will not be liable for trading losses in the Partnership’s account including losses caused by errors; provided, however, that (i) the Advisor will be liable to the Partnership with respect to losses incurred due to errors committed or caused by it or any of its principals or employees in communicating improper trading instructions or orders to any broker on behalf of the Partnership and (ii) the Advisor will be liable to the Partnership with respect to losses incurred due to errors committed or caused by any executing broker (other than any CMF affiliate) selected by the Advisor, it being understood that CMF, with the assistance of the Advisor, will first attempt to recover such losses from the executing broker..

2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, the General Partner, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 17% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services equal to 2% per year of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Partnership’s Net Assets allocated to the Advisor as of the last business day of each month by 2% and multiplying the result thereof by the ratio which the total number of calendar days in that month bears to the total number of calendar days in the year).

(b) “Net Assets” shall have the meaning set forth in Paragraph 7(d)(1) of the Limited Partnership Agreement dated as of July 7, 2003 and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions or incentive fees payable as of the date of such determination.

(c) “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the fiscal period over Net Assets managed by the Advisor at the end of the highest previous fiscal period or Net Assets allocated to the Advisor at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses will be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets. Ongoing expenses will not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. No incentive fee shall be paid until the end of the first full calendar quarter of trading, which fee shall be based on New Trading Profits earned from the commencement of trading operations by the Partnership through the end of the first full calendar quarter. Interest income earned, if any, will not be taken into account in computing New Trading

Profits earned by the Advisor. If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another incentive fee.

(d) Quarterly incentive fees and monthly management fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or month, as the case may be, the quarterly incentive fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly management fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly management fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) The provisions of this Section 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and partner(s), may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees and partner(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c) It is acknowledged that the Advisor and/or its officers, employees, directors and partner(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested by CMF. CMF, however, acknowledges that there may be instances whereby various matters relating to the Advisor or accounts managed by the Advisor are subject to confidentiality provisions or fiduciary or other regulatory duties that would prevent disclosure. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading manager.

5. TERM. (a) This Agreement shall continue in effect until June 30, 2008. CMF may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period. At any time during the term of this Agreement, CMF may terminate this Agreement at any month-end upon 30 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement upon 30 days’ notice to the Advisor if (i) the net asset value per unit of the Partnership shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 50% or more as of the end of a trading day from such Net Assets’ previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; or (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership. At any time during the term of this Agreement, CMF may elect immediately to terminate this Agreement if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ii) Ewan Kirk dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor, (iii) the Advisor’s registration with the FSA or any other regulatory authority, is terminated or suspended or the Advisor is no longer entitled to rely on an exemption from registration with CFTC as a commodity trading advisor, or (vi) the Advisor fails to register as a commodity trading advisor with the CFTC, and become a member of the NFA within six months of the date of this agreement. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading prior to dissolution.

(b) The Advisor may terminate this Agreement by giving not less than 30 days’ notice to CMF (i) in the event that the trading policies of the Partnership as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after June 30, 2008; or (iii) in the event that the General Partner or Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in the NFA is terminated or suspended.

(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

6. INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, cost, expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) To the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify it against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) incurred in connection therewith.

(v) As used in this Section 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, partner(s) and employees and the term “CMF” shall include the Partnership.

(b) (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by them (A) as a result of the material breach of any material representations and warranties made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)).

(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, partner(s) or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) incurred in connection therewith.

(c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party.

(e) The provisions of this Section 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in the CCP Prospectus is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information not misleading.

(ii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser. The Advisor is exempt from registration with the CFTC as a commodity trading advisor, is authorized and regulated by the FSA and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder. The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement. Within six months of the date of this Agreement the Advisor will register as a commodity trading advisor with the CFTC and become a member of the NFA.

(iii) The Advisor is a limited liability partnership duly organized, validly existing and in good standing under the laws of England and Wales and has full power and authority to enter into this Agreement and to provide the services required of it hereunder.

(iv) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(v) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vi) At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b) CMF represents and warrants for itself and the Partnership that:

(i) The Memorandum (as from time to time amended or supplemented, which amendment or supplement shall be approved by the Advisor as to descriptions, if any, of itself and its actual performance) does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that the foregoing representation does not apply to any statement or omission concerning the Advisor, if any, in the Memorandum, made in reliance upon, and in conformity with, information furnished to CMF by or on behalf of the Advisor expressly for use in the Memorandum.

(ii) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(iii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iv) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(v) CMF will not, by acting as General Partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(vi) CMF is registered as a commodity pool operator and is a member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vii) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(viii) The Partnership is a qualified eligible person as defined in CFTC Rule 4.7 and it is an eligible contract participant.

(ix) The Partnership affirms that it is its duty (and not the Advisor’s) to undertake any necessary “know your customer” or “money laundering” procedures on investors in the Partnership.

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a) The Advisor agrees as follows:

(i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable rules and regulations of the CFTC and/or the commodity exchange on which any particular transaction is executed.

(ii) The Advisor will promptly notify CMF of the commencement of any material suit, action or proceeding involving it, whether or not any such suit, action or proceeding also involves CMF.

(iii) In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, CMF and the Partnership’s brokers of (i) any error committed by the Advisor or its principals or employees; (ii) any trade which the Advisor believes was not executed in accordance with its instructions; and (iii) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv) The Advisor will maintain a net worth of not less than $100,000 during the term of this Agreement.

(b) CMF agrees for itself and the Partnership that:

(i) CMF and the Partnership will comply with all applicable rules and regulations of the CFTC and/or the commodity exchange on which any particular transaction is executed.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii) CMF will provide the Advisor with such information as the Advisor may reasonably request to enable it to comply with the FSA Rules relating to its role under this Agreement, including but not limited to, the FSA Rules on suitability.

9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Citigroup Managed Futures LLC

731 Lexington Avenue, 25th Floor

New York, New York 10022

Attention: Jerry Pascucci

If to the Advisor:

Cantab Capital Partners LLP

Daedalus House, Staton Rd.

Cambridge CB1 2RE

United Kingdom

Attention: Christopher Pugh

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the National Futures Association or, if the National Futures Association shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement.

The Parties agree that the following disclosure shall apply at such time as the Advisor obtains registration as a commodity trading advisor with the CFTC and files with the NFA a claim of exemption pursuant to CFTC Rule 4.7(c):

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CITIGROUP MANAGED FUTURES LLC
By	/s/ Jerry Pascucci
Jerry Pascucci President and Director

CITIGROUP EMERGING CTA PORTFOLIO L. P.
By:	Citigroup Managed Futures LLC
(General Partner)
By	/s/ Jerry Pascucci
Jerry Pascucci President and Director

CANTAB CAPITAL PARTNERS LLP
By	/s/ Christopher Pugh
Christopher Pugh Principal

Appendix A

Best Execution Policy

Cantab Capital Partners LLP

February 2008

Background

Firms generally seek to achieve best execution for their clients but must now document these execution arrangements to enable them to demonstrate how they comply with MiFID’s best execution requirements both when they place/transmit orders to a broker for execution or when they execute an order through Direct Market Access (“DMA”). To meet these new obligations firms must develop a disclosure statement in order to meet the requirement to provide appropriate information to their clients on its execution policy.

Developing and maintaining a Disclosure Statement

On a day by day basis firms work hard with their brokers or through DMA to achieve the best possible execution result for their clients and so the starting point for the documentation of the best execution policy is a thorough understanding of how these arrangements work. It is then a case of documenting how the factors set out below (to the extent relevant) have been taken into account in developing the current arrangements. Where factors have not previously been fully taken into account there may be an opportunity to improve the execution arrangements. Execution arrangements are dynamic and will change as brokers’ skills develop, venues open or close, new technology is developed etc. It is in the best interests of firms to actively evaluate these changes and of course keep the execution policy up to date. Firms must notify clients of any material changes to its execution policy or arrangements. However, client consent to these changes is not required.

To develop/ maintain the disclosure statement the following steps will be relevant:

List the class of instruments in which the firm places/ transmits or executes client orders.

For each instrument list the execution venues or brokers to which client orders are directed for execution.

Execution criteria

For each execution venue (defined as a regulated market, MTF, systematic internaliser, market maker or other liquidity provider) or broker list the factors/reasons (with reference to the Execution Criteria) for the relevant venue or broker.

MiFID requires firms to obtain the best possible result (rather than merely the best price) and to take into account the following criteria for determining the relative importance of the execution factors for the client (or types of client) that the firm has:

(1) the characteristics of the client including the categorisation of the client as retail or professional;

(2) the characteristics of the client order (if there is a client order);

(3) the characteristics of financial instruments that are the subject of that client order;

(4) the characteristics of the execution venues/brokers to which that order can be directed.

Execution factors

A number of other factors can be into account when providing best execution to clients such as:

•	Price
•	Costs
•	Speed
•	Liquidity
•	Settlement
•	Client Objectives
•	Order size / nature
•	Venue
•	Others as relevant

Monitoring

The firm shall monitor the effectiveness of the execution arrangements for each instrument traded with each broker or venue through an evaluation of the controls and related exceptions or through sample checks. Such monitoring should be undertaken on the basis of the risk and impact on the client of the firm not meeting the relevant execution criteria.

When considered as a result of the above monitoring, the firm shall correct any deficiencies noted in execution arrangements.

Annual Review

Annually (or when material change occurs to the ability to obtain the best possible results for clients) firms should formerly review their execution arrangements considering whether the brokers / execution venues selected are providing the best possible result for its clients. The review should consider whether information on which the order execution policy is based is manifestly accurate, complete and up to date.

Disclosure

These arrangements have been summarised in a “Best Execution Disclosure Statement” and a “Best Execution, Acknowledgement of Disclosure”.

16. Best Execution Disclosure Statement

The quality of execution

When buying and selling financial instruments on your behalf, we will take all reasonable steps to achieve the best overall result for you or “Best Execution”. This involves considering the nature of your orders, and the market in question.

We will use our knowledge, experience and judgement to execute trades on your behalf taking into consideration a range of different factors that include not just price, but also the costs incurred in the transaction, the need for timely execution, the liquidity of the market, the size of the order and the nature of the financial transaction, including whether it is executed on a regulated market or over-the-counter.

We will use our knowledge of your circumstances and requirements to determine the factors that we need to take into account for the purpose of providing you with “Best Execution”.

Our commitment to provide you with Best Execution does not mean that we owe you any fiduciary responsibilities over and above the specific regulatory obligations placed upon us or as may be otherwise contracted between us.

Order Execution Policy

We have set out the criteria that determine how we select the different venues /brokers through which your order may be executed. We have identified those venues/brokers on which we will most regularly seek to execute/direct orders and which we believe offer the best prospects for affording you Best Execution. We will also assess, on a regular basis, the quality of execution afforded by those venues/brokers across our client base and whether we need to change our execution arrangements.

In selecting the most appropriate venues/brokers for the purpose of executing your orders, we will take into full account the factors relevant to the order, including those set out above:

(a) what we reasonably assess to be your best interests in terms of executing your orders; and

(b) such other factors as may be appropriate, including the ability of the venue/broker to manage complex orders, the speed of execution, the creditworthiness of the venue and the quality of any related clearing and settlement facilities.

Our policy, in providing you with Best Execution, is, so far as possible and subject to the processes set out below, to exercise the same standards and operate the same processes across all the different markets and financial instruments on which we your orders are executed. However, the diversity in those markets and instruments and the kind of orders that you may place with us mean that different factors will have to be taken into account when we assess the nature of our execution policy in the context of different instruments and different markets. For example, there is no formalised market or settlement infrastructure for over-the-counter transactions. In some markets, price volatility may mean that the timeliness of execution is a priority, whereas, in other markets that have low liquidity, the fact of execution may itself constitute best execution. In other cases, our choice of broker or venue may be limited (even to the fact that there may only be one platform/market upon which we can execute your orders) because of the nature of your order or of your requirements.

Set out below is a summary of the principal types of instruments on which we provide best execution, the brokers/ execution venues that we employ as well as the execution criteria we believe are important too you.

Instruments	Brokers/Execution venues	Relevant Execution Criteria (nb this may replicate what is in the policy or provide a briefer summary)_
Futures	DMA, On exchange. Executed via GS, Lehmans, Barclays, EDF & Man.	Ability to execute electronically / STP Speed Execution cost (commissions)
FX	OTC. Executed via Lehman, Barclays, DB, Morgan Stanley	Ability to execute electronically / STP Price Liquidity Speed

We regularly evaluate these arrangements to ensure that they continue to be appropriate.